Official Tahuichi Marketing Agreement

THIS AGREEMENT ("The Agreement") is entered into as of this 11th of September, 2003 by and between San Diego Soccer Development Corporation dba Soccer Development of America (the "Sponsor"), a publicly traded Nevada Corporation (hereinafter referred to as "SDA") and the ACADEMIA DE FUTBOL TAHUICHI a company organized and existing under the laws of the Republic of Bolivia, with offices located in Santa Cruz de la Sierra, Bolivia (hereinafter referred to as the "Academy").

RECITALS

WHEREAS, SDA is a Nevada corporation whose primary business purposes are to operate in all facets of football including equipment sales, magazine publications and club ownership.

WHEREAS, the Academy is recognized in international soccer as one of the top schools for developing soccer players, and the Academy, are the organizers and operators of the Mundialito Paz y Unidad Tournament (the "tournament");

WHEREAS, SDA desires to be the official marketing firm for the Academy as well as for the Mundialito Tournament 2004 and the Academy desires to have SDA become the official marketing company of the Academy, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the recipient and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitals. The above recitals are true and correct and same are incorporated into this Agreement, in their entirety, by this reference.

2. Term. The term of this Agreement (the "Term") shall be for a period of one (1) year commencing upon the signing of the agreement. This means SDA will be the official marketing Firm for the Academy for a one-year period.

3. Responsibilities. SDA shall be responsible for the following duties as the official marketing firm of Tahuichi. i) SDA will do it's best to obtain advertising revenue, including, without limitation, revenue derived from television, radio and internet rights, merchandising, sponsorships, promotional materials and image rights of both the Academy and the Mundialito 2004 Tournament. ii) Assisting in raising capital via investment and through charitable donations for the academy. iii) Using SDA's network of agents to assist in selling various Academy players worldwide to benefit the Academy financially. All sponsorships, investment and player transfers must be pre-approved by the Academy including supervision by the Academy during negotiations.

4. Marketing Compensation. The Academy hereby and during the Term of this Agreement, assigns and promises to pay to SDA twenty five percent (25%) of all revenues derived by SDA from obtaining advertising revenue, including, without limitation, revenue derived from television, radio and internet rights, merchandising, sponsorships, promotional materials and image rights of both the Academy and the Mundialito 2004 Tournament. Also SDA will receive twelve and a half percent (12.5%) of all money that it raises for the Academy via investment or charity.

5. Revenues Derived from Academy Players and Player Rights. The Academy hereby and during the Term of this Agreement, assigns and promises to pay to SDA twenty percent (20%) of all revenues derived by the strictly Academy, from the Academy Players transfers in which SDA is fully involved in regarding the sale of the player during the Term of this Agreement including, without limitation (i) sale revenue generated by SDA from the issuing of passes or sale of Academy Player contracts. All such revenue shall be payable by the Academy to SDA, within thirty (30) days after receipt by the Academy.

6. Limitation of Liability. NEITHER SDA OR THE ACADEMY SHALL NOT BE RESPONSIBLE OR ANY THIRD PARTIES FOR ANY DIRECT OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOSSES INCURRED IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM OR THE NATURE OF THE CAUSE OF ACTION.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between the parties hereto, and neither this Agreement nor any provision hereof may be waived, modified, amended or, except to the extent otherwise provided in this Agreement, terminated, except by a written agreement signed by the parties hereto.

(b) Successors and Assigns. SDA may, at any time, assign this Agreement, and all of its rights and obligations hereunder, to an affiliated entity of SDA, and upon such an assignment, SDA shall ensure the Agreement will be carried out and all obligations will be fulfilled if the agreement is assigned. This Agreement may not be assigned by the Academy, except with the prior written consent of SDA, which consent shall be in the sole and absolute discretion of SDA. This Agreement shall be binding upon and against the parties hereto, their heirs, personal or other legal representatives, administrators, and successors and permitted assigns.

(c) Negotiated Agreement. The parties to this Agreement have fully participated in its negotiation and preparation. Accordingly, this Agreement shall not be more strictly construed against either of the parties.

(d) Notices. All notices, requests, demands, instructions, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and (a) when delivered personally, (b) when transmitted by facsimile, (c) upon electronic confirmation of delivery by electronic mail; (d) five days after they are mailed by first class certified mail, return receipt requested, postage prepaid, or (e) two days after they are sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at the following addresses or to such other addresses as the parties may give notice in accordance herewith:

If to SDA

If to the Academy

(e) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, determined without regard to provisions of conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the state and federal courts located in San Diego County in the State of California in any and all actions between or among any of the parties hereto, whether arising hereunder or otherwise. Venue for any action arising hereunder shall lie exclusively in San Diego County, California. The parties hereto further agree and consent to service of process and any other pleading in any action arising from or relating to this Agreement by delivery of such process or pleading in accordance with Section 8(e) above.

(f) Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by a facsimile signature page shall be binding upon that party so confirming.

    IN WITNESS WHEREOF, the parties have executed this  Agreement as of the date written above.

SDA: SAN DIEGO SOCCER DEVELOPMENT, a Nevada corporation
By: /s/ Yan Skwara Yan Skwara, President

THE ACADEMY: By: /s/ Rolly Aguilera Rolly Aguilera